PBF ENERGY INC.
AMENDED AND RESTATED 2017 EQUITY INCENTIVE PLAN

PERFORMANCE UNIT AWARD AGREEMENT
2019-2021 PERFORMANCE CYCLE

As evidenced by this Award Agreement under the PBF Energy Inc. Amended and Restated 2017 Equity Incentive Plan (the “Plan”), PBF ENERGY INC. (the “Company”) has granted to [NAME] (the “Grantee”), an employee of the Company Group, on [DATE] (the “Grant Date”), [NUMBER] performance units (“Performance Units”), conditioned upon the Company’s TSR ranking relative to the Peer Group for each of the Performance Periods within the Performance Cycle as established by the Compensation Committee of the Board of Directors of the Company (the “Committee”), and as set forth herein. The Performance Units are subject to the following terms and conditions:

1.    Relationship to the Plan. This grant of Performance Units is subject to all of the terms, conditions and provisions of the Plan and administrative interpretations thereunder, if any, that have been adopted by the Committee. Except as otherwise defined in this Award Agreement, capitalized terms shall have the same meanings given to them under the Plan. To the extent that any provision of this Award Agreement conflicts with the express terms of the Plan, the terms of this Award Agreement shall control. References to the Grantee also include the heirs or other legal representatives of the Grantee.

2. Performance Periods; Payout Determinations. The four performance periods are as follows (each a “Performance Period” and collectively, the “Performance Periods”):

(i)	January 1, 2019 through December 31, 2019 (“First Performance Period”);

(ii)	January 1, 2020 through December 31, 2020 (“Second Performance Period”);

(iii)	January 1, 2021 through December 31, 2021 (“Third Performance Period”); and

(iv)	January 1, 2019 through December 31, 2021 (“Fourth Performance Period”).

The payout shall be equally determined based upon the TSR Performance Rank and the TSR Performance Percentile. The Committee shall determine the TSR Performance Rank, TSR Performance Percentile, the TSR Performance Rank Payout Percentage and the TSR Performance Percentile Payout Percentage for each Performance Period as follows:

(a)	First, the Committee shall determine the TSR Performance Rank, and then the TSR Performance Rank Payout Percentage for each Performance Period as follows:

TSR Performance Rank	TSR Performance Rank Payout Percentage
Ranked Sixth	0%
Ranked Fifth	50%
Ranked Third or Fourth	100%
Ranked Second	150%
Ranked First	200%
Provided, however, that in the event that the number of Peer companies is five, the Committee shall determine the TSR Performance Rank and then the TSR Performance Rank Payout Percentage for each Performance Period as follows:

TSR Performance Rank	TSR Performance Rank Payout Percentage
Ranked Fifth	0%
Ranked Fourth	50%
Ranked Third	100%
Ranked Second	150%
Ranked First	200%

(b)
Second, the Committee shall determine the TSR Performance Percentile and then the TSR Performance Percentile Payout Percentage for each Performance Period as follows (using straight-line interpolation between levels above threshold):

TSR Performance Percentile [1]	TSR Performance Percentile Payout Percentage
25% or more below the average TSR for the Peer Group	0%
0% of the average TSR for the Peer Group	100%
25% or more above the average TSR for the Peer Group	200%

(c)
Third, the Committee shall determine the Payout Percentage for each Performance Period by calculating the average of the TSR Performance Rank Payout Percentage and the TSR Performance Percentile Payout Percentage, provided that, if the Company’s TSR calculated for a Performance Period is negative, then the Payout Percentage for that Performance Period shall not exceed 100% regardless of the TSR Performance Percentile and Performance Rank for the Performance Period.

_________________________
1To be determined based on the percentage point difference in average TSR for the Peer Group and the Company TSR.

(d)	Fourth, upon completion of the Performance Cycle, the Committee shall determine the Performance Cycle Payout based on the Performance Period Payouts.

(e)
Notwithstanding anything herein to the contrary, the Committee has sole and absolute authority and discretion to increase or decrease the Payout Percentage for any Performance Period or the Performance Cycle Payout as it may deem appropriate; provided that in no event shall any increase in the Payout Percentage result in the Payout Percentage exceeding 200% or any decrease in the Payout Percentage result in the Payout Percentage being less than 0%.

3.    Vesting of Performance Units.  Unless otherwise provided in accordance with Paragraphs 5 or 6 of this Award Agreement, the Grantee must continue in continuous Employment from the date hereof through the last day of the Performance Cycle (the “Normal Vesting Date”), to be entitled to receive a payment, if any, equal to the Performance Cycle Payout. If the Grantee remains in continuous Employment from the date hereof through the last day of the Performance Cycle, the Grantee shall be entitled to receive the Performance Cycle Payout (if any), payable in a cash payment. Such payment shall be made as soon as administratively feasible following the Committee’s determination of the Performance Cycle Payout under Paragraph 2 and, in any event, between January 1 and March 15 immediately following the end of the Performance Cycle. If, in accordance with the Committee’s determination under Paragraph 2, the Performance Cycle Payout is zero, the Grantee shall immediately forfeit any and all rights to the Performance Units. Upon the vesting and/or forfeiture of the Performance Units pursuant to Paragraphs 2 and 3 and the making of the related cash payment, if any, the rights of the Grantee and the obligations of the Company under this Award Agreement shall be satisfied in full.

4.    Termination of Employment.  Except as provided in Paragraphs 5 or 6, if Grantee’s Employment is terminated prior to the last day of the Performance Cycle, the Grantee’s right to the Performance Units shall be forfeited in its entirety as of the date of such termination, and the rights of the Grantee and the obligations of the Company under this Award Agreement shall be terminated. To the extent that a Grantee’s Employment is terminated following the close of the Performance Cycle but prior to the payment of the Performance Cycle Payout, the Grantee shall be entitled to the Performance Cycle Payout (if any) hereunder as determined in accordance with Paragraphs 2 and 3.

5.    Change in Control; Disability or Death.  In the event of (i) a Change in Control or (ii) the Grantee’s Employment is terminated by reason of disability or death, the Grantee’s right to receive the Performance Units shall vest in full as of the date of the consummation of the Change in Control or such termination of employment, as applicable, and the Payout Percentage for each Performance Period in the Performance Cycle shall be deemed to be 100%. The Company shall pay the Grantee an amount equal to the Performance Cycle Payout determined using the Payout Percentage in the prior sentence within sixty days of the consummation of the Change in Control or Grantee’s termination of employment, as applicable; provided, however, that the timing of the payment within such sixty-day period shall be determined in the sole discretion of the Committee and the Grantee shall not directly or indirectly designate the taxable year of payment. Upon the vesting and/or forfeiture of the Performance Units pursuant to this Paragraph 5 and the related cash payment the rights of the Grantee and the obligations of the Company under this Award Agreement shall be satisfied in full.

6.    Termination of Employment due to Retirement.  In the event of the Retirement of the Grantee after nine months of the Performance Cycle have elapsed, the Grantee’s Performance Units shall be settled based on the performance for the Performance Cycle and payable on a pro-rata basis as determined and certified by the Committee after the close of the Performance Cycle, as described below. Subject to the negative discretion of the Committee, the Grantee will be entitled to receive a payment equal to the product of (i) the pro-rata vesting percentage equal to the days of Grantee’s Employment during the Performance Cycle divided by the total days in the Performance Cycle and (ii) the Performance Cycle Payout Value. Such payment shall be made in accordance with Paragraph 3 as soon as administratively feasible following the Committee’s determination under Paragraph 2 and, in any event, between January 1 and March 15 immediately following the end of the Performance Cycle. If, in accordance with the Committee’s determination under Paragraph 2, the Performance Cycle Payout is zero, the Grantee shall immediately forfeit any and all rights to the Performance Units. Upon the vesting and/or forfeiture of the Performance Units pursuant to this Paragraph 6 and the making of the related cash payment, if any, the rights of the Grantee and the obligations of the Company under this Award Agreement shall be satisfied in full. The death of the Grantee following Retirement but prior to the close of the Performance Cycle shall have no effect on this Paragraph 6.

7.     Specified Employees.  Notwithstanding any other provision of this Award Agreement to the contrary, if the Grantee is a “specified employee” as determined by the Company in accordance with its established policy, any settlement of Awards under this Award Agreement that would be a payment of deferred compensation within the meaning of Section 409A of the Code with respect to the Grantee as a result of the Grantee’s “separation from service” as defined under Section 409A of the Code (other than as a result of death) and that would otherwise be paid within six months of the Grantee’s separation from service shall be payable on the date that is one day after the earlier of (i) the date that is six months after the Grantee’s separation from service, or (ii) the date that otherwise complies with the requirements of Section 409A of the Code. The payment of amounts under this Award Agreement described herein is hereby designated as a “separate payment” for purposes of Section 409A of the Code.

8.    Taxes.  Pursuant to the applicable provisions of the Plan, the Company or its designated representative shall have the right to withhold applicable taxes from the payment otherwise payable to the Grantee, or from other compensation payable to the Grantee (to the extent consistent with Section 409A of the Code), at the time of the delivery of such cash payment.

9.    No Shareholder Rights.  The Grantee shall in no way be entitled to any of the rights of a shareholder as a result of this Award Agreement.

10.    Nonassignability.  Upon the Grantee’s death, the Performance Units may be transferred by will or by the laws governing the descent and distribution of the Grantee’s estate. Otherwise, the Grantee may not sell, transfer, assign, pledge or otherwise encumber any portion of the Performance Units, and any attempt to sell, transfer, assign, pledge, or encumber any portion of the Performance Units shall have no effect.

11.    No Right to Continued Employment or Service.  Neither the Plan nor this Award Agreement shall be construed as giving the Grantee the right to be retained in the employ of, or in any consulting relationship to, any member of the Company Group. Further, any member of the Company Group may at any time dismiss the Grantee or discontinue any employment or consulting relationship, free from liability or any claim under the Plan or this Award Agreement, except as otherwise expressly provided herein. Any determinations as to whether the Grantee continues to be employed shall be at the discretion of the Committee.

12.    Modification of Award Agreement.  Any modification of this Award Agreement shall be binding only if evidenced in writing and signed by an authorized representative of the Company, provided that no modification may, without the consent of the Grantee, adversely affect the rights of the Grantee hereunder.

13.     Notices. Any notice under this Award Agreement shall be addressed to the Company in care of its Secretary, and to the Grantee at the address appearing in the personnel records of the Company for the Grantee or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

14.    Governing Law. This Award Agreement shall be governed by and construed in accordance with the laws of the state of Delaware without regard to conflicts of laws.

15.    Arbitration. Any dispute with regard to the enforcement of this Award Agreement shall be exclusively resolved by a single experienced arbitrator, selected in accordance with the American Arbitration Association (“AAA”) rules and procedures, at an arbitration to be conducted in the State of New York pursuant to the National Rules for the Resolution of Employment Disputes rules of AAA with the arbitrator applying the substantive law of the State of Delaware as provided for under Section 11 hereof. The AAA shall provide the parties hereto with lists for the selection of arbitrators composed entirely of arbitrators who are members of the National Academy of Arbitrators and who have prior experience in the arbitration of disputes between employers and senior executives. The determination of the arbitrator shall be final and binding on the parties hereto and judgment therein may be entered in any court of competent jurisdiction. Each party shall pay its own attorneys’ fees and disbursements and other costs of the arbitration.

16.    Section Headings; Construction. The section headings contained herein are for the purpose of convenience only and are not intended to define or limit the contents of the sections. All words used in this Award Agreement shall be construed to be of such gender or number, as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

17.    Restrictive Covenants.

(a) Non-Competition. The Grantee shall not, at any time beginning on the Date of Grant and ending on the date that is six (6) months following the Grantee’s separation from service from the Company Group for any reason, be a more than 5% shareholder, director, officer or employee of any person, firm, corporation, partnership or business that engages in a business which competes directly with the Business (as defined below).

(b) Non-Solicitation. During the period beginning on the Date of Grant and ending on the date that is twelve months following the Grantee’s separation from service from the Company Group for any reason, the Grantee shall not directly recruit or otherwise solicit or induce any employee of the Company Group to terminate his or her employment with the Company Group in order to be hired by the Grantee in a business which competes directly with the Business; provided, however, that general solicitation or advertising for employment by the Grantee shall not be prohibited by this Section 17(b).

(c) Non-Disparagement. During the Grantee’s employment and at any time following his or her termination, the Grantee agrees not to disparage, either orally or in writing, in any material respect any member of the Company Group.

(d) Reformation. In the event the terms of this Section 17 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

(e) Business. As used in Sections 17 and 18 hereof, the term “Business” shall mean the crude oil refining business in the specific geographic areas in which the Company’s oil refining operations primarily conduct business at the date of the Grantee’s termination.

18. Non-Disclosure of Confidential Information.

(a) Protection of Confidential Information. All items of information, documents (including electronically stored documents like email), and materials pertaining to the business and operations of the Company Group that are not made public by the Company Group through authorized means will be considered confidential (hereafter, “Confidential Information”). Confidential Information includes, but is not limited to, customer lists, business referral source lists, internal cost and pricing data and analysis, marketing plans and strategies, personnel files and evaluations, financial and accounting data, operational and other business affairs and methods, contracts, technical data, know-how, trade secrets, computer software and other proprietary and intellectual property, and plans and strategies for future developments relating to any of the foregoing. Except in connection with the faithful performance of the Grantee’s duties hereunder or as permitted pursuant to Sections 18(c), (d) and (e), the Grantee shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for his or her benefit or the benefit of any person, firm, corporation or other entity any Confidential Information, or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such Confidential Information. The parties hereby stipulate and agree that as between them the foregoing matters are important, material and confidential proprietary information and trade secrets and affect the successful conduct of the businesses of the Company Group, or any of its successors.

(b) Return of Confidential Information. Upon termination of the Grantee’s service or employment with the Company for any reason, the Grantee upon the request of the Company will promptly either destroy or deliver to the Company any and all Confidential Information in the Grantee’s possession and any other documents concerning the customers, business plans, marketing strategies, products or processes of the Company Group.

(c) No Prohibition. Nothing in this Agreement shall prohibit the Grantee from (i) disclosing information and documents when required by law, subpoena or court order (provided, except as stipulated in Sections 18(c), (d) and (e), the Grantee gives reasonable notice thereof and makes reasonably available to the Company and its counsel the documents and other information sought and assists such counsel, at the Company’s expense, in resisting or otherwise responding to such order or process), (ii) disclosing information and documents to his or her attorney or tax adviser for the purpose of securing legal or tax advice, (iii) disclosing the post-employment restrictions in this Agreement to any potential new employer, (iv) retaining, at any time, his or her personal correspondence, his or her personal rolodex or outlook contacts and documents related to his or her own personal benefits, entitlements and obligations, or (v) disclosing or retaining information that, through no act of the Grantee in breach of this Agreement or any other party in violation of an existing confidentiality agreement with the Company, is generally available to the public, is in the public domain at the time of disclosure or is available from other sources.

(d) Whistleblower Protection. Notwithstanding anything herein or in any other agreement with or policy (including without limitation any code of conduct or employee manual) of the Company, nothing herein or therein is intended to or shall (i) prohibit or restrict the Grantee or his or her attorney from reporting possible violations of federal or state law or regulation to any government agency, commission or entity, including, but not limited to, the Department of Justice, the Commodities Futures Trading Commission, the Securities and Exchange Commission, the Department of Labor, Congress, any state Attorney General, any self-regulatory organization or any agency Inspector General (“Government Agencies”); (ii) prohibit or restrict the Grantee or his or her attorney from initiating communications directly with; responding to any inquiry from; volunteering information to; or testifying or otherwise participating in or assisting in any inquiry, investigation or proceeding brought by Government Agencies in connection with a disclosure made under a whistleblower law or regulation; (iii) prohibit or restrict the Grantee or his or her attorney from making disclosures that are protected under the whistleblower provisions of federal or state law or regulation; (iv) require the Grantee to provide notice to or receive authorization from the Company prior to making reports or disclosures to Government Agencies; or (v) result in a waiver or other limitation of the Grantee’s rights and remedies as a whistleblower, including to a monetary award. The Company will not take action under any agreement or policy against or sanction anyone who reports suspected violations of Company policies or any law or regulation. Furthermore, the Company prohibits retaliation against anyone who reports suspected violations of Company policies or any law or regulation.

(e) Disclosure of Trade Secrets. The Grantee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a complaint or other document filed in a lawsuit or proceeding, if such filings are made under seal.

19. Definitions. For purposes of this Award Agreement:

“Beginning Stock Price” means the average of the daily closing price of common stock for the thirty (30) calendar days immediately prior to the commencement of the Performance Period or the Performance Cycle, as the case may be, historically adjusted, if necessary, for any stock split, stock dividend, recapitalizations, or similar corporate events that occur during the measurement period.

“Change in Control” for purposes of this Award Agreement shall have the same definition as under the PBF Energy Inc. Amended and Restated 2017 Equity Incentive Plan, as in effect on the Grant Date, and such definition and associated terms are hereby incorporated into this Award Agreement by reference.

“Company Group” means the Company and its Subsidiaries and Affiliates.

“Employment” means employment with, or the provision of services to, the Company Group. For purposes of this Award Agreement, Employment shall also include any period of time during which the Grantee is on temporarily disability status. The length of any period of Employment shall be determined by the member of the Company Group that either (i) employs the Grantee or (ii) employed the Grantee immediately prior to the Grantee’s termination of Employment.

“Ending Stock Price” means the average of the daily closing price of common stock for the thirty (30) calendar days prior to the end of the Performance Period or the Performance Cycle, as the case may be, historically adjusted, if necessary, for any stock split, stock dividend, recapitalizations, or similar corporate events that occur during the measurement period.

“Payout Percentage” means the average of the TSR Performance Percentage and the TSR Performance Percentage (from 0% to 200%) determined by the Committee in accordance with the procedures set forth in Paragraph 2, which shall be used to determine the Performance Period Payout for the applicable Performance Period.

“Peer Group” means (x) Marathon Petroleum Corporation, Valero Energy Corporation, Delek US Holdings, Inc., HollyFrontier Corporation and Phillips 66 Company or (y) such other group of companies and indices (such as the S&P 1000 Energy Index) that are pre-established by the Committee which principally represent a group of selected peers, or such other group of companies as selected and pre-established by the Committee. In the event that there are less than four members of the Peer Group, the S&P 1000 Energy Index shall be added to the Peer Group. In addition, such pre-established Peer Group is subject to the following adjustments:

(a) If a member of the Peer Group is substantially acquired by another company, the acquired Peer Group company will be removed from the Peer Group for the performance periods not yet completed and for the entire 36-month Performance Cycle.
(b) If a member of the Peer Group sells, spins-off, or disposes of a portion of its business, then such Peer Group company will remain in the Peer Group for the Performance Cycle unless such disposition(s) results in the disposition of more than 50% of such company’s total assets during the Performance Cycle.
(c) If a member of the Peer Group acquires another company, the acquiring Peer Group company will remain in the Peer Group for the Performance Cycle, unless the newly formed company’s primary business no longer satisfies the criteria for which such member was originally selected as a member of the Peer Group, then in such case the company shall be removed from the Peer Group.
(d) If any member of the Peer Group splits its stock, such company’s TSR performance will be adjusted for the stock split so as not to give an advantage or disadvantage to such company by comparison to the other companies.
(e) If a member of the Peer Group is (x) delisted on all major U.S. stock exchanges, (y) is no longer publicly traded or (z) files for bankruptcy, liquidation or reorganization during the Performance Cycle, such member will remain in the Peer Group positioned below the lowest performing non-bankrupt member of the Peer Group for performance periods not yet completed and for the entire 36-month Performance Cycle.

In addition, the Compensation Committee shall have the discretionary authority to make other appropriate adjustments, in response to a change in circumstances after the commencement of the Performance Cycle that results in a member of the Peer Group no longer satisfying the criteria for which such member was originally selected. In applying the described adjustments, in the event that any adjustment is made to the Peer Group during any Performance Cycle, PBF’s TSR ranking within the peer group will be calculated for any incomplete or future performance periods (including the entire 36-month Performance Cycle) as if that company was not a peer at the start of each incomplete performance period. TSR ranking for performance periods completed prior to the removal of the peer will not be recalculated.

“Performance Cycle” means the period from January 1, 2019 to December 31, 2021.

“Performance Cycle Payout” means the aggregate of the Performance Period Payouts for the Performance Cycle.

“Performance Period Payout” means for each of the Performance Periods set forth in clauses (i) through (iv) in Paragraph 2, the product of the Payout Percentage for such Performance Period, one-quarter (1/4) of the number of Performance Units, and $1.00.

“Retirement” means for a Grantee with five or more years of Employment, termination on or after the Grantee's 55th birthday, provided that such termination constitutes a separation from service within the meaning of Section 409A of the Code.

“TSR Performance Percentile” means the ranking of the Company’s Total Shareholder Return for a performance period as compared to the average Total Shareholder Return of the Peer Group companies, as determined at the end of each Performance Period.

“TSR Performance Rank” means the ranking of the Company’s Total Shareholder Return for a performance period among the Total Shareholder Returns of the Peer Group companies, ranked in descending order, as determined at the end of each Performance Period.

“Total Shareholder Return” or “TSR” means for the Company and each entity in the Peer Group, the number derived using the following formula:

(End Stock Price - Beginning Stock Price) + Cumulative Dividends
Beginning Stock Price

21. Deferral of Payout.  A Grantee who qualifies as a Participant under an LTIP Performance Unit Deferral Plan may, subject to such restrictions and requirements under Section 409A of the Code, irrevocably elect to defer to a date that is at least five years after the scheduled payment date of the payment of cash. The election to defer must be made no later than the end of the second year of the performance measurement period, or such earlier date as may be specified by the Committee. The election will not be effective for 12 months following the election date in accordance with Section

409A of the Code.  The amount subject to a deferral election will be converted to unfunded deferred cash. Under U.S. income tax law, a recipient will generally not be subject to income tax until the deferred cash is paid.  The deferred cash will not be funded by the Company. In this regard, a recipient’s rights to deferred cash are those of a general unsecured creditor of the Company. Details of the deferral of Performance Units into deferred cash will be provided with the election materials. The opportunity to make such an election is subject to changes in Federal tax law. The Committee reserves the right to discontinue offering Performance Unit deferral elections at any time for any reason it deems appropriate in its sole discretion.

PBF ENERGY INC.

By:     ____________________________________________
Name: Trecia Canty
Title: Senior Vice President, General Counsel and
Secretary

GRANTEE:

___________________________________________________
Name: